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Exhibit 99.2

Advanced Neuromodulation Systems (ANS) is the strong No. 2 market share player in the $1 billion plus neuromodulation device market.

The acquisition of ANS takes St. Jude Medical outside the cardiovascular devices market segment for the first time and provides an additional growth driver for the future of St. Jude Medical.

ST. JUDE MEDICAL Brief

A Corporate Update for Employees
OCTOBER 16, 2005

St. Jude Medical Announces Plans to Acquire
Advanced Neuromodulation Systems Inc.

Dear St. Jude Medical Colleagues:

        Today we are announcing an exciting new development for our customers and for all of St. Jude Medical. As you will see from the attached press release, the Company has entered into a definitive agreement to acquire Advanced Neuromodulation Systems, a publicly traded medical device company based in Plano, Texas. This transaction brings together one of the strongest cardiac device companies in the industry with one of the most successful neuromodulation device companies.

        ANS develops products and technologies for the estimated $1 billion neuromodulation device market and holds a strong No. 2 market share position in the spinal cord stimulation segment. Neuromodulation is the delivery of very small, precise doses of electricity or drugs to targeted nerve sites for patients suffering from chronic pain or other disabling nervous system disorders. The microelectronics technology is similar to that of an implantable cardioverter defibrillator (ICD) or pacemaker. The company has approximately 650 employees. More information on ANS is available at www.ans-medical.com.

        The acquisition of ANS reflects our continuing commitment to St. Jude Medical's long-term growth and success. ANS has built a strong intellectual property and patent portfolio, which can address many current and future indications. Although ANS is not in the cardiovascular arena, the company's technology platform includes microelectronics, batteries for implantable pulse generators, leads and device programmers. We expect meaningful technology crossover will benefit our flow of new products both in neuromodulation and in cardiac rhythm management.

        This agreement gives St. Jude Medical immediate entrance to the spinal cord stimulation device market, an underserved, yet fast-growing segment of the device industry. In addition, ANS is pursuing clinical trials for new indications in areas such as Parkinson's disease, while exploring other therapeutic areas that affect millions of people worldwide, including migraine headaches, depression, and obesity to name a few. We are excited about the many new opportunities this combination offers both companies.

        ANS has operated very successfully as an independent company, yet St. Jude Medical's extensive international infrastructure will further enhance ANS's global presence and growth capabilities. The company will operate as a newly created division of St. Jude Medical run by the ANS executive management team under the leadership of current ANS President and Chief Executive Officer Chris Chavez. We look forward to working with all the employees at ANS, who will play a significant role in our future success.

        We expect this transaction to close by the end of 2005, assuming successful completion of a tender offer and customary regulatory approvals and closing conditions.

        In closing, we were attracted to this opportunity for many reasons, including a shared belief with ANS that together we can create more value for our employees and shareholders, while delivering a broader range of innovative products and technologies to physicians and patients around the world.

        Thank you for your continued commitment and relentless pursuit of quality during an important period of growth and opportunity for St. Jude Medical.

/s/  DANIEL J. STARKS

Chairman, President and Chief Executive Officer

Forward-Looking Statements

        Any statements made regarding the proposed transaction between St. Jude Medical, Inc. and Advanced Neuromodulation Systems, Inc., the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction, potential clinical success, regulatory approvals, anticipated future product launches, revenues, earnings, expected repayment of debt, market shares, market growth, market segment growth, new indications, and any other statements regarding St. Jude Medical's or ANS's future expectations, beliefs, goals or prospects are forward-looking statements which are subject to risks and uncertainties, such as those described under or incorporated by reference in Item 8.01 of St. Jude Medical's Current Report on Form 8-K filed on October 17, 2005, and in Item 8.01 of ANS' Current Report on Form 8-K filed on October 17, 2005, and in the Outlook and Uncertainties section in ANS's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (see page 25) and ANS's Annual Report on Form 10-K for the year ended December 31, 2004 (see page 26). Actual results may differ materially from anticipated results.

Additional Information

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of ANS. St. Jude Medical will be filing a tender offer statement with the Securities and Exchange Commission (SEC) and ANS will be filing a solicitation/recommendation statement with respect to the offer. ANS shareholders are advised to read the tender offer statement regarding the acquisition of ANS referenced in this news release, and the related solicitation/recommendation statement, when those statements are made available to them. The tender offer statement and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the offer. These documents will be made available to all shareholders of ANS at no expense to them. These documents will also be available at no charge on the SEC's web site at www.sec.gov. Shareholders may also obtain copies of these documents without charge by requesting them from ANS, Inc. in writing at 6901 Preston Road, Plano, Texas 75024, or by phone at (972) 309-8000.

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ST. JUDE MEDICAL Brief